UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 3 to
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934
THE J. M. SMUCKER COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Ohio	36-0538550

(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

Strawberry Lane, Orrville, Ohio	44667-0280

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates (if applicable): N/A
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Rights to Purchase Preferred Shares	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
N/A
(Title of Class)

Item 1. Description of Registrant’s Securities To Be Registered.
     Effective as of June 4, 2008, the Amended and Restated Rights Agreement, dated as of August 28, 2000, between The J. M. Smucker Company, an Ohio corporation (the “Company”), and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as rights agent (the “Rights Agent”), as amended by Amendment No. 1 to Amended and Restated Rights Agreement, dated as of October 9, 2001, between the Company and the Rights Agent (the “Rights Agreement”), was amended. The amendment made the provisions of the Rights Agreement inapplicable to the Voting Agreement and Irrevocable Proxy, dated as of June 4, 2008, by and among The Procter & Gamble Company, an Ohio corporation, and those certain shareholders of the Company identified on the signature pages thereto, and the transactions contemplated thereby.
     The foregoing summary description of the amendment is qualified in its entirety by reference to the full text of the amendment, a copy of which has been filed as Exhibit 4.1 hereto and which is incorporated by reference herein. Documents filed by the Company with the SEC, including the Rights Agreement, and the related Summary of Rights, which is attached as Exhibit C to the Rights Agreement, can be obtained free of charge from the SEC’s website at www.sec.gov, or from Smucker upon written request to The J. M. Smucker Company, Shareholder Relations, Strawberry Lane, Orrville, Ohio 44667 or by calling (330) 684-3838.
Item 2. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Amendment No. 2, dated as of June 4, 2008, to the Amended and Restated Rights Agreement.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE J. M. SMUCKER COMPANY
By:	/s/ M. Ann Harlan
M. Ann Harlan
Vice President, General Counsel and Secretary

Date: June 5, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Amendment No. 2, dated as of June 4, 2008, to the Amended and Restated Rights Agreement.